Exhibit 99.1
AMENDMENT NO. 5 TO STOCKHOLDERS AGREEMENT
     THIS AMENDMENT NO. 5 TO STOCKHOLDERS AGREEMENT is entered into effective this 13th day of February, 2009 (this “Amendment No. 5”), by and among Cardiovascular Systems, Inc., a Minnesota Corporation (the “Company”) and the Holders and Investors signatory hereto.
RECITALS
     WHEREAS, this Amendment No. 5 amends the Stockholders Agreement, dated July 19, 2006 (the "Stockholders Agreement”), by and between the Company and the “Holders,” “Investors,” and “Section 5 Holders” set forth on Schedule I thereto, as amended by that certain Amendment No. 1 to Stockholders Agreement, dated October 3, 2006, by and between the Company, ITX International Equity Corp. and the Holders and Investors signatory thereto; that certain Amendment No. 2 to Stockholders Agreement, dated September 19, 2007, by and between the Company, the Series A-1 Convertible Preferred Stockholders and the Holders and Investors signatory thereto; that certain Amendment No. 3 to Stockholders Agreement, dated December 17, 2007, by and between the Company, the Series B Convertible Preferred Stockholders and the Holders and Investors signatory thereto; and that certain Amendment No. 4 to Stockholders Agreement, dated September 12, 2008, by and between the Company, Silicon Valley Bank and the Holders and Investors signatory thereto;
     WHEREAS, the Company filed a Form 10 registration statement with the U.S. Securities Exchange Commission (“SEC”) on October 28, 2008 and such registration statement became effective on December 29, 2008;
     WHEREAS, upon the effectiveness of the registration statement, the Company became subject to the SEC periodic reporting requirements and has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended;
     WHEREAS the existence of the Stockholders Agreement triggers certain SEC reporting requirements on behalf of the parties thereto and the parties hereto wish to facilitate the making of any such reports;
     WHEREAS, Holders executing this Amendment No. 5 hold a majority of the Shares subject to the Stockholders Agreement; and
     WHEREAS, Investors executing this Amendment No. 5 hold a majority in interest of the shares of Common Stock issued or issuable to the Investors.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment No. 5, the sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below:

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1.	Capitalized terms not defined herein shall have the meanings ascribed to them in the Stockholders Agreement.
     2. The following is added as Section 24 to the Stockholders Agreement:
“Investors’ Representatives. David L. Martin and Laurence L. Betterley, acting together or individually, are hereby appointed the representatives of the Investors and Holders, with full power to execute and file with the SEC and any stock exchange or similar authority, for and on behalf of the Investors and Holders in any and all capacities, any and all reports required to be filed under Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder by such Investors and Holders as a group as a consequence of their being parties to the Stockholders Agreement, including, without limitation, reports on Schedule 13D or Schedule 13G, and any and all amendments to such reports, with all exhibits and any other forms or documents as may be necessary in connection with the filing of such reports with the SEC and any stock exchange or similar authority, granting unto said representatives full power and authority to do and perform any and all acts for and on behalf of the Investors and Holders which may be necessary or desirable to complete, as fully as the Investors and Holders might or could do in person. This appointment shall expire automatically upon the closing of the Company’s merger with Responder Merger Sub, Inc., a wholly-owned subsidiary of Replidyne, Inc. The representatives shall provide Maverick a reasonable opportunity to review and comment upon such Schedule 13D or Schedule 13G and each amendment thereto prior to filing.”
3.	This Amendment No. 5 may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Any counterpart or other signature to this Amendment No. 5 that is delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery by such party of this Amendment No. 5.
4.	Except as set forth herein, all other terms and conditions of the Stockholders Agreement remain the same.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Stockholders Agreement effective the date first written above.

COMPANY CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence Betterley
	Name:	Laurence Betterley
	Title:	Chief Financial Officer

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Stockholders Agreement effective the date first written above.

HOLDERS

/s/ Gary M. Petrucci

Gary M. Petrucci

/s/ Michael J. Kallok

Michael J. Kallok

GDN HOLDINGS, LLC

By:	/s/ Glen D. Nelson

Name: Glen D. Nelson
Title: Member

GEOFFREY O. HARTZLER REV TRUST DTD 1/8/97, AS AMENDED

By:	/s/ Geoffrey O. Hartlzer

Name: Geoffrey O. Hartzler
Title: Trustee

/s/ Geoffrey O. Hartlzer

Geoffrey O. Hartzler

/s/ Roger J. Howe

Roger J. Howe, Ph. D.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Stockholders Agreement effective the date first written above.

INVESTORS

EASTON HUNT CAPITAL PARTNERS, L.P.

By:	EHC GP, L.P. its General Partner
By:	EHC GP, Inc., its General Partner

By:	/s/ Richard P. Schneider

Name: Richard P. Schneider
Title: Vice President & Secretary

EASTON CAPITAL PARTNERS, LP

By:	ECP GP, LLC
By:	ECP GP, Inc., its Manager

By:	/s/ Richard P. Schneider

Name: Richard P. Schneider
Title: Vice President & Secretary

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Stockholders Agreement effective the date first written above.

INVESTORS

MAVERICK FUND, L.D.C.

By:	Maverick Capital, Ltd.
Its Investment Advisor

By:	/s/ John T. McCafferty

Name: John T. McCafferty
Title: Limited Partner and General Counsel

MAVERICK FUND USA, LTD.

By:	Maverick Capital, Ltd.
Its Investment Advisor

By:	/s/ John T. McCafferty

Name: John T. McCafferty
Title: Limited Partner and General Counsel

MAVERICK FUND II, LTD.

By:	Maverick Capital, Ltd.
Its Investment Advisor

By:	/s/ John T. McCafferty

Name: John T. McCafferty
Title: Limited Partner and General Counsel

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Stockholders Agreement effective the date first written above.

INVESTORS MITSUI & CO. VENTURE PARTNERS II, L.P.
By:	Mitsui & Co. Venture Partners, Inc.
Its General Partner

By:	/s/ Taro Inaba
	Name:	Taro Inaba
	Title:	President & CEO

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Stockholders Agreement effective the date first written above.

INVESTORS ITX INTERNATIONAL EQUITY CORP.
By:	/s/ Takehito Jimbo
	Name:	Takehito Jimbo
	Title:	President & CEO

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 5 to Stockholders Agreement effective the date first written above.

INVESTORS WHITEBOX HEDGED HIGH YIELD PARTNERS, LP
By:	/s/ Jonathan Wood
	Name:	Jonathan Wood
	Title:	Director & COO

WHITEBOX COMBINED PARTNERS, LP
By:	/s/ Jonathan Wood
	Name:	Jonathan Wood
	Title:	Director & COO